                                                                  Exhibit (A)(7)


                                    Offer by

                             Intercorp Excelle Inc.

                              to Purchase for Cash
                          all Outstanding Common Shares

                                       at

                           $1.15 Net Per Common Share

--------------------------------------------------------------------------------
       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
         CITY TIME, ON DECEMBER 17, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------


                                                                November 1, 2001


To Our Clients:

         Enclosed for your consideration are an Offer to Purchase, dated November 1, 2001 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Intercorp Excelle Inc., an Ontario corporation (the "Company"), to purchase for cash all outstanding shares of its common stock, no par value per share (the "Common Shares"), of the Company at a price of $1.15 per Common Share, in cash but subject to any required withholding on account of U.S. or Canadian taxes and upon the other terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer").

         We are (or our nominee is) the holder of record of Common Shares held by us for your account. A tender of such Common Shares can be made only by us or our nominee as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

         We request instructions as to whether you wish to have us tender on your behalf any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

         1. The tender price is $1.15 per Common Share, net to the seller in cash.

         2. The Offer is being made for all outstanding Common Shares.

         3. The Board of Directors of the Company (the "Board") has received a fairness opinion (the "Fairness Opinion") from Cole & Partners Limited, a business valuator ("Cole"), that the price at which the Company is offering to purchase the Common Shares (the "Common Share Offer Price") of $1.15 is fair, from a financial point of view. This Fairness Opinion relies, in part, on the valuation performed by Cole. Neither the Company nor Cole is making a recommendation with respect to your acceptance of the Company's Offer.

         4. The Offer and withdrawal rights will expire at 5:00 P.M., New York City time, on December 17, 2001, unless the Offer is extended.

         5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares by the Company pursuant to the Offer. However, United States federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required tax payer identification information is provided (see Instruction 10 of the Letter of Transmittal) and withholding on account of Canadian federal income tax at a rate of 25% may be required, unless a certificate issued by the Canadian revenue authorities is obtained and provided to the Company or its nominee within the permitted time period (see Instruction 11 of the Letter of Transmittal).

         If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified in your instructions.

Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

         The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Common Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Common Shares pursuant thereto, the Company will make a good faith effort to comply. If after such good faith effort, the Company cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING
                    COMMON SHARES OF INTERCORP EXCELLE INC.


         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 1, 2001 and the related Letter of Transmittal (which together with the Offer to Purchase, constitute the "Offer") in connection with the offer by Intercorp Excelle Inc., an Ontario corporation (the "Company"), to purchase all outstanding shares of common stock, no par value per share (the "Common Shares"), of the Company at a price of $1.15 per Common Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

         This will instruct you to tender the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                                   SIGN HERE


                                                --------------------------------


                                                --------------------------------
                                                Signature(s)


                                                --------------------------------


Number of Common Shares to be Tendered:
 _______________ Common Shares*                 --------------------------------
                                                Please type or Print Name(s)

                                                --------------------------------


Date ____________ , 2001                        --------------------------------
                                                Please type or Print Address(es)


                                                --------------------------------
                                                Area Code and Telephone Number


                                                --------------------------------
                                                Taxpayer Identification or
                                                Social Security Number


--------------------
* Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.